Exhibit 99.17a

VOTING INSTRUCTION CARD

This Voting Instruction Card is solicited on behalf of the Board of Directors.

The undersigned, revoking any previously executed voting instruction cards, hereby directs The Guardian Insurance & Annuity Company, Inc. (“GIAC”) to vote all shares of the Fund(s) (as defined in the Prospectus/Proxy Statement) in which the undersigned has an  interest as a contract owner on [              ] on the proposal specified on the reverse side at the Special Meeting of Stockholders to be held at 7 Hanover Square, New York, New York 10004 on [       ] at [       ] p.m. New York time and at any postponements or adjournments thereof. GIAC will vote all shares attributable to your account value in proportion to all voting instructions for the Fund actually received from contract owners in the Separate Account.

Receipt of the Notice of Special Meeting and accompanying Prospectus/Proxy Statement which describes the matters to be considered and voted on is hereby acknowledged.

Please sign, date and return promptly in the enclosed postage-paid envelope.

Date                             , 2006

Signature(s) and, if applicable, Title(s)

(SIGN IN THE BOX)

Please sign exactly as your name(s) appear(s) on your account and this voting instruction card. When signing as attorney-in-fact, executor, trustee, administrator, guardian or other capacity, please give full title. Corporate, partnership and trust owners should have this voting instruction card signed by an authorized person, and that person’s title should be given.

PLEASE FILL IN BOX(ES) AS SHOWN USING BLACK OR BLUE INK OR NUMBER 2 PENCIL. X  PLEASE DO NOT USE FINE POINT PENS.

	FOR	AGAINST	ABSTAIN
1. Approving the Agreement and Plan of Reorganization, dated [ ], 2006, between [ ], on behalf of [ ], and RS Variable Products Trust, on behalf of [ ]	[ ]	[ ]	[ ]

PLEASE SIGN AND DATE ON THE REVERSE SIDE.